Exhibit 5.1

WPP Group plc 27 Farm Street London W1J 5RJ United Kingdom	Allen & Overy LLP One New Change London EC4M 9QQ United Kingdom Tel +44 (0)20 7330 3000 Fax +44 (0)20 7330 9999

Our ref                                 RKJB/PMCC/IJF/16432-00432 CO:2500716.1

15 November 2005

Dear Sirs,

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 of WPP Group plc (the Registration Statement)

1.	You have requested the opinion of Allen & Overy LLP (the LLP) with respect to certain matters of English law in relation to shares of WPP Group plc (WPP), in connection with the proposed registration under the United States Securities Act of 1933, as amended, of certain of WPP’s ordinary shares of 10 pence each (the Ordinary Shares) in respect of options over the Ordinary Shares that have been or may be granted under the Young & Rubicam Holdings Inc. Management Stock Option Plan, the Young & Rubicam Inc. 1997 Incentive Compensation Plan and the Young & Rubicam Inc. Directors Stock Option Plan (together the Plans).

2.	In connection with this opinion the LLP has examined copies of:

(a)	the certificate of incorporation of WPP and certificate of incorporation on change of name dated 16 August 2005 and 25 October 2005 respectively;

(b)	a certificate of registration from the registrar of companies of the court order sanctioning the scheme of arrangement of WPP 2005 Limited dated 25 October 2005;

(c)	the memorandum and articles of association of WPP (the Memorandum and Articles);

(d)	a copy of the rules of each of the Plans (the Rules);

(e)	a special resolution of WPP passed on 26 August 2005 (the Special Resolution); and

(f)	resolutions of the board of directors of WPP passed on 26 August 2005 and 30 August 2005 (the Board Resolutions).

3.	Except as stated above, the LLP has not examined any contracts, instruments or other documents entered into or affecting WPP or any corporate records of WPP and has not made any other enquiries concerning WPP.

4.	The LLP’s opinion is confined solely to the laws of England as applied by the English courts and is given on the basis that it will be governed by, and construed in accordance with, English law. The LLP has made no investigation of the laws of any other jurisdiction including, without limitation, the federal laws of the United States of America and does not express or imply any opinion on such laws.

5.	For the purposes of this opinion the LLP has assumed that:

1

(a)	insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(b)	all signatures on the executed documents which, or copies (whether photocopies, certified copies, facsimile copies or electronic copies) of which, it has examined are genuine and that such copies conform to the original documents executed;

(c)	all documents submitted to us and on which it has sought to rely are genuine and complete;

(d)	no law of any jurisdiction other than England affects our conclusions;

(e)	all statements made to it and all facts stated in any documents upon which it has sought to rely are true and correct;

(f)	the Memorandum and Articles that it has examined are those in force;

(g)	the Rules that it has examined are those in force, they were properly adopted by WPP and WPP 2005 Limited and have been and will be operated in accordance with their terms and as set out in the circular to shareholders of WPP 2005 Limited dated 31 August 2005;

(h)	the general meeting of the shareholders of WPP at which the Special Resolution was passed was duly convened and held, that the Special Resolution was passed in the form of the resolution contained in the notice of such meeting and the Special Resolution has not been and will not be subsequently amended, modified or revoked before the allotment and issue of any new Ordinary Shares;

(i)	the meetings of the board of directors of WPP at which the Board Resolutions were passed were duly convened and held; each of the directors having any interest in the matters discussed at such meetings duly disclosed his interest therein, was entitled to count in the quorum of such meetings and to vote on the resolutions proposed at such meetings; at such meetings a quorum of directors was present and acting throughout; the Board Resolutions were duly passed and have not been and will not be amended, modified or revoked before the allotment and issue of any new Ordinary Shares and are in full force and effect; the minutes of the meetings have been approved and such minutes are a true and correct record of the proceedings at such meetings;

(j)	at the time of the issue of any new Ordinary Shares, the Company will have a nominal amount of authorised but unissued ordinary shares of 10 pence each at least equal to the nominal amount of those new Ordinary Shares and any further new Ordinary Shares to be issued at the same time;

(k)	at the time of the issue of any new Ordinary Shares, the board of directors will have sufficient authority to: (i) allot the number of new Ordinary Shares being issued; and (ii) to allot the number of new Ordinary Shares being issued as if section 89 of the Companies Act 1985 did not apply;

(l)	any new Ordinary Shares will when issued in connection with the Plan be subscribed for at not less than their nominal value;

(m)	admission of any new Ordinary Shares to the Official List and to trading on the London Stock Exchange will become effective in accordance with the Listing Rules of the UK Listing Authority and the Admission Standards of the London Stock Exchange;

(n)	the Ordinary Shares held by the trustee of the employment benefit trusts established by WPP 2005 Limited (the ESOP Shares) were issued pursuant to the scheme of arrangement of WPP 2005 Limited which became effective on 25 October 2005; and

(o)	a meeting of the board of directors of WPP or a duly authorised and constituted committee of the board of directors of WPP has been or will be duly convened and held at which it was or will be validly resolved to allot and issue any new Ordinary Shares.

6.	On the basis of the foregoing, and having regard to such considerations of English law in force at the date of this letter as the LLP deems relevant and subject as set out below, the LLP is of the opinion that:

(a)	any new Ordinary Shares to be registered by WPP will, if and when issued by WPP in connection with the Plans, be validly issued, credited as fully paid and no further contributions in respect of them will be required to be made to WPP by the holders of them, by reason of their being such holders; and

(b)	any ESOP Shares to be registered by WPP that may be delivered in connection with the Plans are validly issued, credited as fully paid and no further contributions in respect of them will be required to be made to WPP by the holders of them by reason of their being such holders.

7.	This opinion is subject to the qualifications set out below:

(a)	The opinions set out above are subject to all applicable limitations arising from the laws of bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction or similar laws and general principles of law affecting the rights of creditors generally.

(b)	Equitable remedies such as an order for specific performance or the issue of an injunction, are available only at the discretion of the court and certain obligations may result in a claim for damages only, as opposed to specific performance.

This opinion is addressed to you solely for your own purpose in connection with the Registration Statement and may not be used or relied upon by any other person or for any other purposes without the LLP’s prior written consent. The LLP consents to the filing of this letter as an exhibit to the Registration Statement. In giving such consent the LLP does not admit that it comes within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP

3